Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2014, with respect to the balance sheets of Capstone Bank as of December 31, 2013 and 2012, and the related statements of operations, comprehensive income and changes in shareholders’ equity for the years then ended.

/s/ Elliott Davis, PLLC

Richmond, Virginia

May 27, 2014